Exhibit 99.1

CONTACT:
GTC Biotherapeutics, Inc.	Feinstein Kean Healthcare for GTC
Thomas E. Newberry	Biotherapeutics, Inc.
Vice President, Corporate Communications	Francesca DeVellis
(508) 370-5374	(617) 577-8110

ATryn® RECEIVES CHMP RECOMMENDATION TO GRANT MARKET AUTHORIZATION

INDICATED FOR PROPHYLACTIC TREATMENT OF HEREDITARY

ANTITHROMBIN DEFICIENT PATIENTS UNDERGOING SURGERY

FRAMINGHAM, MA – June 2, 2006 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) announced today that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMEA) has adopted a positive opinion on the market authorization application (MAA) for ATryn®, GTC’s recombinant form of human antithrombin. The CHMP has recommended that ATryn® be granted market authorization for the prophylaxis of venous thromboembolism in surgery of patients with congenital antithrombin deficiency.

ATryn® may be given in association with heparin or low molecular weight heparin in these situations. The CHMP opinion recommends granting market authorization under the EMEA’s procedures for exceptional circumstances. Final market authorization by the European Commission is expected in about three months. The positive CHMP opinion followed a defined process this week that included a review of GTC’s submission of the grounds supporting re-examination of the previous opinion as well as a review of responses to specific questions posed by the CHMP to an independent expert panel composed of internationally recognized experts in the fields of hematology and hemostasis. These review activities are an integral part of the regulatory process for re-examination of a prior opinion.

Upon approval, ATryn® will be the first antithrombin product approved for use in all 25 countries of the European Union. ATryn® will also be the only available antithrombin product that is produced by recombinant biotechnology and is not derived from the human blood supply.

Professor Isobel Walker, Consultant Haematologist, Glasgow Royal Infirmary, comments that, “It is a good day for European patients with congenital antithrombin deficiency and for their physicians. ATryn® provides an alternative to treatment with human plasma derived antithrombin and gives physicians and patients more choice in how they will be treated.”

“Today’s announcement marks a very significant achievement for GTC, being the first company to obtain a positive regulatory opinion on the commercial use of a therapeutic protein that is produced transgenically,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “ATryn® presents an opportunity for hereditary deficiency patients in

Europe to choose an antithrombin product that has met the rigorous examination and review requirements of the centralized EMEA procedures for recombinant proteins. The dedication and perseverance of our employees have been instrumental in GTC reaching this point. We look forward to working with our European partner, LEO Pharma A/S, to begin the activities required to launch this product in the marketplace and to support the further development of ATryn® for the treatment of DIC associated with severe sepsis. The positive opinion is also very supportive of the continuing development of ATryn® in our ongoing study of the hereditary deficiency indication for a regulatory submission in the United States. This opinion marks an important step in our strategy to advance the significant commercial opportunity which we believe ATryn® offers and to unlock the value of our transgenic technology for the production of therapeutic proteins.”

GTC anticipates using the results from both the completed study reviewed by the CHMP and GTC’s ongoing pivotal phase III study to prepare a Biologics License Application for the United States Food and Drug Administration. The results of the pivotal phase III study will also be submitted for consideration by the CHMP for expansion of the use of ATryn® in Europe to prevent deep vein thromboses and thromboembolisms in women with a hereditary antithrombin deficiency who are undergoing childbirth.

Antithrombin is a protein in human plasma that has anticoagulant and anti-inflammatory properties. LEO Pharma has also begun development of ATryn® in Europe as a potential treatment for disseminated intravascular coagulation, or DIC, associated with severe sepsis. DIC occurs in an estimated 220,000 severe sepsis cases in the European Union each year, of which approximately 50% are fatal, representing a major unmet medical need of significant interest in critical care.

About GTC Biotherapeutics, Inc.

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology. In addition to the ATryn® program, GTC has in development a recombinant human alpha-1 antitrypsin, a recombinant human albumin, a CD137 antibody to stimulate the immune system as a potential treatment for solid tumors, and a malaria vaccine. In its external programs, GTC’s technology is used to develop transgenic production of its partners’ proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional recombinant production systems. One of GTC’s external programs is in clinical trials with a transgenically produced product. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding its expectations for the European Commission approval of the CHMP opinion, the preparation of a BLA for filing with the FDA, and potential future consideration of high-risk childbirth situations. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with clinical trials and regulatory review of therapeutic products. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.